Exhibit 8.1
November 29, 2010
Robbins & Myers, Inc.
51 Plum Street
Dayton, Ohio 45440
Ladies and Gentlemen:
     We are acting as United States federal income tax counsel (“Tax Counsel”) for Robbins & Myers, Inc. (“R&M”), an Ohio corporation, in connection with the merger (the “Merger”) of Triple Merger I, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of R&M, with and into T-3 Energy Services, Inc. (“T-3”) pursuant to the Agreement and Plan of Merger, dated as of October 6, 2010 (the “Agreement”), among R&M, Merger Sub, Triple Merger II, Inc. (“Merger Sub II”), a Delaware corporation and a direct wholly-owned subsidiary of R&M, and T-3. We have assumed that the Merger will be consummated at the Effective Time and, if applicable, the merger of T-3 with and into Merger Sub II will occur within 15 days thereafter (the “Second Merger” and, together with the Merger, the “Mergers”) and that the Mergers will be consummated, in each case, under the laws of the State of Delaware and in accordance with the terms of the Agreement. Any capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.
     This opinion is being furnished in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed by R&M on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the Common Shares of R&M to be issued to the holders of shares of Common Stock of T-3 pursuant to the Merger.
     In our capacity as Tax Counsel, we have reviewed and, with your consent, are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, representations and covenants contained in the Agreement, the tax representation letters delivered by R&M and T-3 to us for purposes of this opinion (the “Representation Letters”), the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate. We have assumed that the Mergers will be consummated in accordance with the terms of the Agreement and that none of the material terms and conditions therein have been or will be waived or modified, the representations and covenants contained in the Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time and/or the Second Merger, as applicable, and the parties have complied with, and, if applicable, will continue to comply with the covenants contained in the Agreement. We have further assumed that the statements as to factual matters contained in the Registration Statement are true, correct and complete, and will continue to be true, correct and complete through the Effective Time and/or the Second Merger, as applicable, and that the representations made by R&M and T-3 in their respective Representation Letters are true, correct and complete and will remain true, correct and complete at all relevant times.

THOMPSON HINE llp	2000 Courthouse Plaza, N.E.	www.ThompsonHine.com
Attorneys at Law	P.O. Box 8801	Phone 937.443.6600
	Dayton, Ohio 45401-8801	Fax 937.443.6635

     In addition, with respect to any representations in any of the foregoing documents that are made “to the best knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. If any of our assumptions described above are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner in which it is described in the Agreement and/or the Registration Statement, our opinion expressed below may be adversely affected and may not be relied upon.
     Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the caption “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the limitations, qualifications, assumptions and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Mergers to United States holders of T-3 Common Stock.
     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Mergers under state, local or foreign laws or under any United States federal law other than those pertaining to income tax and the reasonableness of the assumptions and accuracy of the representations and covenants relied upon by us in rendering the opinion described herein. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that any such contrary position will not be adopted by a court, if litigated. In addition, our opinion is based upon the current Internal Revenue Code of 1986, as amended, the related Treasury regulations, administrative interpretations, and court decisions, all in effect as of the date of the Registration Statement and, no assurance can be given that future legislative, administrative and judicial changes, either on a prospective or retroactive basis, or any changes in the facts and circumstances surrounding the Mergers would not adversely affect the accuracy of the opinion. We undertake no responsibility to advise you of any changes in the application or interpretation of the United States federal income tax laws.
     This opinion is rendered only to you, and is solely for your use in connection with the filing by R&M of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever; provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the captions “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters”; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Thompson Hine LLP

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